Exhibit 5.1

May 4, 2015

Adeptus Health Inc.

2941 Lake Vista Drive

Lewisville, Texas 75067

Ladies and Gentlemen:

We have acted as counsel to Adeptus Health Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (i) the issuance and sale by the Company of an aggregate of 1,349,671 shares of Class A Common Stock, par value $0.01 per share (“Common Stock”) (the “Company Firm Shares”), (ii) the sale by SCP III AIV THREE-FCER Conduit, L.P. (the “Selling Stockholder”) of an aggregate of 750,329 shares of Common Stock (the “Selling Stockholder Firm Shares”), (iii) the issuance and sale by the Company of up to 222,625 shares of Common Stock, which may be purchased by the underwriters pursuant to an option to purchase additional shares granted by the Company (together with the Company Firm Shares and any additional shares of Common Stock that may be issued and sold by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Company Shares”) and (iv) the sale by the Selling Stockholder of up to 92,375 shares of Common Stock, which may be purchased by the underwriters pursuant to an option to purchase additional shares granted by the Selling Stockholder (together with the Selling Stockholder Firm Shares and any additional shares of Common Stock that may be sold by the Selling Stockholder pursuant to Rule 462(b) in connection with the offering described in the Registration Statement, the “Selling Stockholder Shares”).

We have examined the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company (the “Amended Certificate”) and the Amended and Restated Bylaws of the Company, each of which has been filed with the Commission and incorporated by reference as an exhibit to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) when the Board of Directors of the Company or a duly constituted and acting committee of such Board of Directors has taken all necessary corporate action to authorize and approve the issuance of the Company Shares and upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board of Directors of the Company, the Company Shares will be validly issued, fully paid and nonassessable and (2) the Selling Stockholder Shares are validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP